For more information:

Teruca Rullán
Senior Vice President
Corporate Communications
Popular, Inc.
trullan@bppr.com
1-917-679-3596

Tiffany Fox
Communications Director
Corporate Communications
E-LOAN, Inc.
tiffanyf@eloan.com
1-925-847-6314

FOR IMMEDIATE RELEASE

Popular, Inc. and E-LOAN, Inc. Complete Merger Transaction;
Partnership to Strengthen Both Companies

Marlton, New Jersey, November 1, 2005…Popular, Inc. (Nasdaq: BPOP), the leading financial institution in Puerto Rico, and E-LOAN, Inc., an online consumer direct lender, today completed the merger transaction between the two companies, the definitive agreement for which was initially announced on August 3, 2005.  Under terms of the merger, Popular, Inc. acquired 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, Inc. for $4.25 per share in cash, or approximately $300 million.

Headquartered in Pleasanton, California, E-LOAN will maintain its brand identity and become a wholly-owned subsidiary of Popular Financial Holdings, Inc. (PFH), in turn a wholly-owned subsidiary of Popular, Inc.  It is expected that the transaction will complement Popular’s existing non-prime, and loan servicing businesses, and significantly enhance its technology platform.

“This transaction further expands Popular, Inc.’s penetration into the U.S. market,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.  “The E-LOAN brand is widely known and respected.  We believe we can help take E-LOAN to the next level by adding financial strength and new products to further enhance its brand.”

Bill Williams, President of PFH, said, “We view this transaction as a partnership.  Our goal is to learn from each other and to benefit and grow from the strengths, best practices, people and strategies of each business unit in order to strengthen both PFH and E-LOAN, and ultimately Popular, Inc.”

Mark Lefanowicz, Chief Executive Officer and President of E-LOAN will continue to serve as President.  Lefanowicz said, “The PFH/E-LOAN partnership will allow E-LOAN employees to be part of both an established 112- year old parent company, Popular, Inc., and an entrepreneurial environment at E-LOAN, gaining the benefits of both worlds.”

E-LOAN originated more than $5 billion in mortgage, home equity, and auto loans in 2004.  According to Williams, “Both companies share strong values and are passionate about providing an exceptional customer experience by treating people with dignity and respect.  We look forward to building this partnership in the months ahead.”

About Popular, Inc.
Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, Inc., operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an asset acquisitions unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.  Popular is ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For.

About E-LOAN
E-LOANâis an online consumer direct lender dedicated to providing borrowers with a simple, easy and open way to obtain mortgage, auto and home equity loans.  Since its launch in 1997, E-LOAN has drawn upon its pro consumer values to improve the lending experience in revolutionary ways.  By eliminating the traditional incentive structure to charge consumers higher rates, giving consumers free access to credit scores and eliminating lender fees, E-LOAN is providing a uniquely open, fair and honest loan process.  Protecting consumers' financial privacy is also a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws.  Consumers have recognized E-LOAN’s trustworthiness and respect for customers.  An independent study conducted by TRUSTe and The Ponemon Institute ranked E-LOAN as one of the top 20 most trusted companies for privacy in America. E-LOAN was the highest ranked online financial services company to make the top 20.  In another independent study by The Customer Respect Group, E-LOAN received the overall highest rating in the Online Customer Respect Study of North America’s largest financial services firms.

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This press release may contain forward-looking statements with respect to the financial condition, results of operation and businesses of Popular and E- LOAN within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition. These forward-looking statements, involve certain risks and uncertainties, many of which are beyond Popular and E-LOAN's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) the success of Popular at integrating E-LOAN into its organization; (2) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (3) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (4) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction;(5) deterioration in general economic conditions, internationally, nationally or in any particular State; (6) increased competitive pressure among financial services companies; (7) legislative or regulatory changes, or the adoption of new regulations, adversely affecting the businesses in which Popular and/or E- LOAN engage; (8) the impact of terrorist acts or military actions; (9) the impact of earthquakes, hurricanes or other natural disasters; and (10) other risks detailed in reports filed by each of Popular and E-LOAN with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Popular and E-LOAN disclaim any duty to update any forward-looking statements after the date that such statement is made.

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